Exhibit 10.2

Thomas A. Kennedy	Raytheon Company
Chairman & Chief Executive Officer	870 Winter Street
781.522.6400 tel	Waltham, Massachusetts
781.522.6401 fax	02451 USA
tkennedy1@raytheon.com

March 21, 2019

Wesley D. Kremer
1 Franklin Street, Unit 2403
Boston, MA 02110

Dear Wes:

It is my pleasure to offer you the position of President of Raytheon Missile Systems (RMS) effective March 30, 2019. You also will continue to be an elected officer and vice president of Raytheon Company.

This letter amends your July 23, 2015 offer letter. Those terms and conditions shall continue except for the changes listed in this offer letter. All of your other current compensation, benefits, and perquisites will remain the same.

Base Salary:
Effective March 30, 2019, your bi-weekly rate of pay will be $31,058.40 which, when annualized, is $807,518.40. You will be eligible for a base salary increase in March 2020.

Relocation Benefits:
You shall receive temporary relocation benefits coordinated by our relocation vendor, CARTUS.

Temporary Housing Expenses:
Raytheon will reimburse you up to $5,000 per month for your eligible temporary housing expenses in Tucson. You will also be reimbursed up to $1,000 per month for your eligible Tucson miscellaneous utilities and maintenance expenses. This housing reimbursement will also be coordinated by CARTUS.

Company Paid Personal Travel:
Raytheon will pay for personal travel between Arizona and Massachusetts when approved by the CEO.

Please note, this is not a contract of employment or a promise of employment for any specific period. Nothing in this letter is intended to alter the “at-will” nature of your employment. Because you are an “at-will” employee, both you and the Company may end the employment relationship at any time and for any reason, with or without cause or notice.

Wes, I look forward to you leading the RMS business unit. Please sign below to indicate your acceptance and return to Randa Newsome. Please contact Randa at 781-522-5097 if you have any questions.

Congratulations and best wishes for your success in this important role for our Company.

Sincerely,

/s/ Thomas A. Kennedy
Thomas A. Kennedy
Chairman and CEO

I have read and accept this offer for President of the Raytheon Missile Systems (RMS) business, effective March 30, 2019.

Accepted:

/s/Wesley D. Kremer	March 21, 2019
Wesley D. Kremer	Date